Eco Allies™

Renewable and Sustainable Proprietary Technologies for Climate Change Mitigation

EA
ECO ALLIES

Invest

$99 minimum investment

Deadline June 1, 2022
in 2 months

Share Price
$1

Total Raised
$10,061

Valuation
$3,969,500

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Eco Allies was created to pursue opportunities in climate change mitigation by utilizing its Proprietary Technologies and Capabilities for cleaning the air, ground, and water. Our products and operations can eliminate or reduce, and also have the ability to offset environmental damage caused by what is making our world become hotter. Eco Allies' products and activities offer ways to mitigate that damage in a significant and scalable way.

Our proprietary technologies are not high-tech, complicated methodologies. They involve nature's own technology, growing trees. To do this, we plan on planting and raising our proprietary, fast growth trees. Added to our trees are the capabilities of the patented biochar, used in Eco Allies biochar products, produced from our trees.

Eco Allies' proprietary tree is the SuperGreenTree™. SuperGreenTrees™ ("SGTs") are Paulownia trees. Paulownia trees have historically been known for their fast-growing capabilities.

Upon harvest SGT's make a high quality biochar. SGT wood can also be used to make furniture and building products like trims and facings. SGT's have multiple uses, all while having taken significant amounts of carbon dioxide from the atmosphere as they grow.

Eco Allies' trademark application to register its name for itself and its products is currently being processed by the USPTO.

PROBLEM

problem



NASA data shows that 2019 was the warmest year on record. Climate change primarily results from carbon dioxide and other greenhouse gas emissions deriving from activities such as:

- Burning fossil fuels
- Deforestation
- Animals raised for food (i.e., methane)
- Land-fill methane emissions

SOLUTION

Eco Allies is focused on removing greenhouse gases by growing its proprietary trees developed by an affiliate 10 years ago, which breathe carbon dioxide and exhale oxygen as part of the natural cycle of life. Our SuperGreenTrees™ (SGT) are:

- Fast-growing
- Simply produced products that can be scaled to achieve ever increasing benefits
- Mitigate climate change in a profitable, beneficial manner that provides Equity for Life™
- Sequesters large amounts of carbon dioxide, helping combat the global warming crisis
- Can be mulched and mixed with animal effluent to reduce/eliminate methane from effluent ponds to provide a cleaner energy source

solution



SuperGreenTrees™ also make great biochar, a highly adsorbent, specially-produced charcoal with unique properties originally used as a soil amendment (The ancient Aztecs used charcoal and compost 2000 years ago to amend the poor soils of the Amazon.).

Biochar is a high margin product that can be produced from hemp, timber, old railroad ties, construction and landfill wood waste, and **SuperGreenTrees™**. Biochar is extremely valuable due to its many unique capabilities:

- Soil reclamation from once sterile ground so it can support plant life
- As a soil amendment it reduces water needs and so water usage
- Filtration and clean-up of oil and gas fields
- Sequesters atmospheric carbon in the soil where carbon enhances growth

Eco Allies' plans to build a plant to create its own biochar, with SGTs grown next to the plant. The plant will be the result of a joint venture agreement with BioChar Now, LLC. Biochar produced with Biochar Now's patented process has been proven to stop algae blooms that cause Red Tide, the scourge of communities along the Florida coast and in ponds and waterways everywhere.

Biochar has a wide variety of environmentally friendly revenue streams available. These include:

- Mercury removal from smoke stacks at coal fired plants
- Waterway restoration
- Plastic lumber component
- Specialty agriculture (hemp, fruits, vegetables)
- Fertilizer pellets component
- Activated carbon replacement

The USDA has approved our biochar as a livestock feed additive. When Eco Allies biochar becomes used as an additive in livestock feed, it could reduce the methane livestock excretes by up to 25%.

BUSINESS MODEL

Eco Allies' affiliates have grown small plots of SuperGreenTrees™ over a number of years. With Eco Allies' resources and expertise, it can grow 400 SuperGreenTrees™ per acre. Plans are to to grow 5 million SuperGreenTrees™ from its current (and renewable) inventory of 5 million SGT seeds it has available now to plant. With five million SGT's grown, **significant amounts of carbon dioxide could be sequestered each year**.

Each ton sequestered can generate a carbon credit worth from $5 to $10. Recently President Biden said he wants the government to buy one billion tons of carbon offset credits at $20 per ton, making the carbon and methane offset credit market stronger. Recently, the Biden Administration committed $2 trillion to climate change mitigation.

Nine Ways Biden's $2 Trillion Plan Will Tackle Climate Change

MARKET

market


Most popular locations for voluntary offset projects
Number of active projects
Share of global total
0 100 200 300 400 500 600 700 800 900 1,000
US 22.58%
India 18.77%
China 13.07%
Turkey 9.20%
Brazil 2.88%
Rwanda 2.45%
Kenya 2.10%
Uganda 1.93%
Thailand 1.49%
Vietnam 1.23%

Source: Allied Crowds
© FT

Government and private investment bankers have committed trillions of investment dollars for renewable and sustainable investments. MarketWatch reports that the global Voluntary Carbon Offsets market size is projected to reach USD 514.7 million by 2027, from USD 247.9 million in 2020, at a CAGR of 11.0% during 2021-2027.

PRESS

- **OTC Markets:** Nevada ESG Benefit Corp Eco Allies Signs Agreement with BioChar Now to Build a 120 Kiln Eco Allies Biochar Plant in Florida from the Completed Placement of Eco Allies Recently Filed $20mil Reg A+
- **OTC Markets:** SEC Approves $20mil Reg A+ Registration for StereoVision's Majority Owned Nevada ESG Benefit Company Eco Allies™
- **OTC Markets:** Eco Allies Signs MOU with Cryptocurrency Hempcoin THC for Developing a Blockchain Carbon and Methane Credits Trading Exchange

TEAM



John Henry 'Jack' Honour VIII

Founder, Co-CEO, and Director

C level public company executive with over 20 years' experience



Charles 'Charley' Guillory

Co-CEO, and Director

Charles has a proven record of management and growth.Beginning his work life with a "Class 1" railroad he worked his way up from hand trucking freight to Assistant Superintendent of a Division. His next position was as General Manager of Operations with a service company overseeing operations of seven sites in three mid-western states. He developed five additional sites in three other states from the initial planning stages to the final operation effectively doubling the revenue stream in just under two years. Next he moved on to pursue the rewards of private ownership by purchasing a company with what he recognized as untapped potential and saw double-digit profit increases within the first year after implementing his own ideas and techniques, maintaining a healthy record of growth for the following eighteen years before choosing to dissolve the business recently in order to "try something new."



Steven 'Herky' Williams

Executive Vice President Investor Relations, and Director

Steven 'Herky, Williams has extensive knowledge and background in public relations and in the entertainment industry. As Senior Director of A&R for Capital Records Herky signed Willie Nelson, Garth Brooks, Tanya Tucker, and many others. Herky is the organizer and manager of many of Nashville's most enduring high profile charity events. He has twenty years' experience as a member of a publicly traded company's Board of Directors.



James Gaspard

Eco Allies Director, BioChar Now CEO

James Gaspard's career in start-ups, mid-size and Fortune 1000 companies gives him a unique perspective on all aspects of a company's life-cycle from birth, through growth, and to success. James is CEO of Biochar Now LLC, a market leading producer of high-quality biochar. James received his Bachelor's degree from Texas A&M in 1991 and his JD/MBA from the University of Texas in 1996. He remains a member of the State Bar of Texas.



Glenn Kirk

CFO & Director

Glenn is a Dallas, Texas-based Certified Public Accountant. He has over 30-years of practice which includes tax planning, preparation, and accounting services and which he still does on a part-time basis. Glenn Received a Bachelor of Business Administration degree from Texas A&M University-Commerce (formerly East Texas State University) in 1974. He was a partner with the firm of McKinnon, Wootton & Associates, LLC, (formerly McKinnon & Associates, Inc.) a public accounting firm. He is the current owner of R. Glenn Kirk, CPA, LLC, a public accounting practice. He is a Member of the Dallas Chapter of the Texas Society of Certified Public Accountants. Former and present clients include individuals and companies involved in the following fields: attorneys, equipment distribution and sales, engineering, estates and trusts, manufacturing, manufacturing representatives, natural gas distribution, and marketing, oil and gas exploration, development and production, oil and gas field services, real estate brokers, developers, and retail organizations.



John Toth

Director

Mr. Toth directs our projects implementing established applied methodologies for wind, solar, and biomass energy, and verifiable carbon offset projects. Since 2005, after extraordinary careers with healthcare and information technologies, he has been involved with numerous projects and feasibility studies for carbon sequestration and emission reductions involving manure digesters, biomass energy, Jenbacher, and Waukesha gas engines, micro turbines, solar and wind energy, green building and biochar. John has worked with the Climate Cure Team and several client companies in developing International project idea notes for the European Union Trading Scheme (EU ETS) and project documents for renewable energy and carbon sequestration projects in the USA adhering to the protocols of the Climate Action Reserve (CAR) and the Voluntary Carbon Standard (VCS). John holds MBA in Entrepreneurship from Pepperdine University, and Master of Science in Chemistry from U. of Hawai'i along with accreditation by the U.S. Green Building Council with the USGBC Leadership in Energy and Environmental Design (LEED)® building rating system.



William “Billy” Barnell

Director

W.F. (William) Barnwell has for more than 18 years been working in the renewable energy field and was the managing member of The Centre for Carbon Trading. He served on the Board at Global Alternative Green Energy where he helped to brand proprietary technologies known as the BCR™, the BCT™, and the BCS™, and had them certified as “Green” in the renewable energy credits (“REC”) market. Prior to that, he was the COO of Pacific Renewables in San Diego where he developed the REC trading platform. In conjunction with Electric City, he helped deliver Virtual Megawatt Power Plants. He has unrivaled experience and knowledge in the world of environmental commodities. He has marketed energy-efficient products traded on the Chicago Commodity Exchange and brought institutional funding from Morgan Stanley, Duke Power, and El Paso Energy to various projects and activities, and run a renewable energy credit desk and directed marketing efforts for the Center for Carbon Trading and Resource Marketing. The International Emission Trade Association invited him to participate in the Congressional Advisory Committee for Cap and Trade. He was selected from its 5,000 members to be one of the 50 on the advisory panel. He holds a business degree from the University of Denver.

USE OF PROCEEDS

If the offering's maximum amount of $5,000,000 is raised:

Use	Value	% of Proceeds
Employee/Officers & Directors/ Independent Contractor Compensation	$320,000	6.4%
Rent, Utilities, Office Exp., Bookkeeping, Insurance	$112,000	2.2%
Build BioChar Livestock Feed Facility	$200,000	4.0%
Acquire up to 2,500 acres of farmland to cultivate SuperGreen Trees	$1,765,000	35.3%
Build up to a 120 Kiln BioChar manufacturing facility	$1,560,000	31.2%
Prepare Land for and plant up to 1,000,000, SuperGreen Trees	$375,000	7.5%
Alternative Compliance Payment Programs, set up and operation	$375,000	7.5%
Promissory Notes due (payment will be made from either Crowdfunding proceeds or from other sources,	$48,000	1.0%
Intermediary fees	$245,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Eco Allies Inc., doing business as Eco Allies™. This offering must raise at least $10,000 by June 1, 2022 at 9:58pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Eco Allies™ may issue additional securities to raise up to $5,000,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,969,500 shares
× $1 per share

$8,969,500 implied valuation

FINANCIALS

Eco Allies™'s official name is Eco Allies Inc., so that's the name that appears in the statements below.

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on September 14, 2021

Form C/A on September 14, 2021

Form C/A on November 17, 2021

Form C/A on January 14, 2022

Form C/A on February 24, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Feb 24, 2022 — Filed Form C/A

Jan 14, 2022 — Filed Form C/A

Nov 17, 2021 — Filed Form C/A

Sep 14, 2021 — Primary offering of 5,000,000 shares at $1

Sep 14, 2021 — Filed Form C/A

Sep 14, 2021 — Filed Form C

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